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                                                                       EXHIBIT 4
                             CERTIFICATE OF MERGER

                                       OF

                        NORTH AMERICAN BIOLOGICALS, INC.

                                      AND

                             UNIVAX BIOLOGICS, INC.



          Pursuant to the provisions of Section 251 of the Delaware General Corporation Law, the domestic corporations herein named do hereby adopt the following Certificate of Merger:

          1. The names of the constituent corporations are North American Biologicals, Inc. and Univax Biologics, Inc., both of which are business corporations organized under the laws of the State of Delaware and are subject to the provisions of the Delaware General Corporation Law.

          2. An Agreement and Plan of Merger dated August 28, 1995 between North American Biologicals, Inc. and Univax Biologics, Inc. was approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

          3. The name of the surviving corporation is North American Biologicals, Inc.

          4. Article FOURTH of the Restated Certificate of Incorporation of North American Biologicals, Inc. is hereby amended by deleting the first paragraph therein and inserting in place thereof the following:

          "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 80,000,000 shares consisting of

          a) 5,000,000 shares of Preferred Stock, par value $.10 per share and

          b) 75,000,000 shares of Common Stock, par value $.10 per share."

The remainder of Article FOURTH remains in full force and effect.

          The foregoing amendment was duly adopted by the stockholders of North American Biologicals, Inc. on November 29, 1995, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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          5.  The executed Agreement and Plan of Merger is on file at the principal place of business of North American Biologicals, Inc., 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487.

          6. A copy of the Agreement and Plan of Merger will be furnished by North American Biologicals, Inc., on request and without cost, to any stockholder of either constituent corporation.


Effective November 29, 1995.

                                       NORTH AMERICAN BIOLOGICALS, INC.


                                       By:  /s/ David J. Gury
                                            -----------------------------------
                                            David J. Gury
                                            President